As filed with the Securities and Exchange Commission on April 16, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRIID INFRASTRUCTURE INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3477678
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2577 Duck Creek Road Cincinnati, OH	45212
(Address of Principal Executive Offices)	(Zip Code)

GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan

(Full title of the plan)

James D. Kelly III

President and Chief Executive Officer

2577 Duck Creek Road

Cincinnati, OH 45212

(513) 268-6185

(Name, address, and telephone number of agent for service)

Copy to:

Patrick B. Costello

Joseph Walsh

Troutman Pepper Hamilton Sanders LLP

875 Third Avenue

New York, NY 10022

(212) 704-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement as of their respective dates:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 16, 2024; and

•

The description of the Registrant’s securities contained in the Registration Statement on Form 8-A, filed with the Commission on January 26, 2024 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been the Registrant’s director, officer, employee or agent. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VII of the Registrant’s second amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has also entered into indemnification agreements with each of its current directors, executive officers and certain other employees to provide these directors, executive officers and other employees additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. These indemnification agreements generally require the Registrant, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising actions in which such person did not act in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, or with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. These indemnification agreements also generally require the Registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended. There is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39872), filed with the Commission on January 2, 2024).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39872), as filed with the Commission on January 2, 2024).

4.3	Amended and Restated Warrant Agreement, dated as of December 23, 2021, by and between Adit EdTech Acquisition Corp. and Continental Stock Transfer & Trust Company (filed as Exhibit 4.1 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.4^	Warrant for Class B Units of GRIID Holdco LLC, dated as of October 9, 2022, issued to Blockchain Capital Solutions (US), Inc. (filed as Exhibit 4.2 to the proxy statement/prospectus contained in the registration statement of Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.5^	Form of Warrant for Class B Units of GRIID Holdco LLC (filed as Exhibit 4.3 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.6^	Warrant, dated December 29, 2023, issued to GEM Yield Bahamas Limited (incorporated by reference to Exhibit 4.2 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.7^	Form of GRIID Holdco LLC Promissory Note (filed as Exhibit 4.4 to the proxy statement/ prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

4.8^	Promissory Note, dated December 29, 2023, issued by GRIID Infrastructure Inc. to EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 4.4 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.9^	Form of GRIID Holdco LLC Promissory Note (incorporated by reference to Exhibit 4.5 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

4.10	Amended and Restated Promissory Note dated July 12, 2023 (incorporated by reference to Exhibit 10.1 to Adit EdTech Acquisition Corp.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on July 12, 2023).

4.11	Amended and Restated Promissory Note, issued March 12, 2023 (filed as Exhibit 4.7 to the proxy statement/prospectus contained in the registration statement on Form S-4 (File No. 333-261880), filed with the SEC on November 1, 2023).

5.1*	Opinion of Troutman Pepper Hamilton Sanders LLP.

23.1*	Consent of Troutman Pepper Hamilton Sanders LLP (included in Exhibit 5.1).

23.2*	Consent of RSM US LLP, Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1	GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.2 to GRIID Infrastructure Inc.’s Current Report on Form 8-K (File No. 001-39872), filed with the SEC on January 2, 2024).

99.2*	Form of Restricted Stock Award Agreement under the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan.

99.3*	Form of Restricted Stock Unit Award Agreement under the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan.

99.4*	Form of Non-Qualified Stock Option Award Agreement under the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan.

99.5*	Form of Incentive Stock Option Award Agreement under the GRIID Infrastructure Inc. 2023 Omnibus Incentive Compensation Plan.

107*	Filing fees table.

*	Filed herewith
^

Certain confidential information contained in this exhibit, marked by brackets, has been omitted pursuant to Item 601(b)(10)(iv) because the information (i) is not material and (ii) is the type of information that the Registrant both customarily and actually treats as private and confidential.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on April 16, 2024.

GRIID INFRASTRUCTURE INC.

By:	/s/ James D. Kelly III
James D. Kelly III
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Kelly III and Allan Wallander, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. Kelly III James D. Kelly III	Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2024

/s/ Allan Wallander Allan Wallander	Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2024

/s/ Cristina Dolan Cristina Dolan	Director	April 16, 2024

/s/ Sharmila Kassam Sharmila Kassam	Director	April 16, 2024

/s/ David L. Shrier David L. Shrier	Director	April 16, 2024

/s/ Neal Simmons Neal Simmons	Director	April 16, 2024

/s/ Sundar Subramaniam Sundar Subramaniam	Director	April 16, 2024

/s/ Thomas J. Zaccagnino Thomas J. Zaccagnino	Director	April 16, 2024